Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Six Months Ended	Operations		Precision Ag		& Turf		& Forestry
	May 2	May 3	May 2	May 3	May 2	May 3	May 2	May 3
Dollars in millions	2021	2020	2021	2020	2021	2020	2021	2020
Net Sales	$19,049	$14,754	$7,599	$5,872	$5,904	$4,583	$5,546	$4,299
Net Sales - excluding Wirtgen		13,426		5,872		4,583		2,971
Average Identifiable Assets*
With Inventories at LIFO	$16,292	$17,162	$6,375	$6,390	$3,513	$3,721	$6,404	$7,051
With Inventories at LIFO - excluding Wirtgen		13,113		6,390		3,721		3,002
With Inventories at Standard Cost	17,681	18,580	7,065	7,074	3,947	4,188	6,669	7,318
With Inventories at Standard Cost - excluding Wirtgen		14,532		7,074		4,188		3,270
Operating Profit	$3,524	$1,356	$1,651	$786	$1,117	$381	$756	$189
Operating Profit - excluding Wirtgen		1,313		786		381		146
Percent of Net Sales**	18.5%	9.8%	21.7%	13.4%	18.9%	8.3%	13.6%	4.9%
Operating Return on Assets**
With Inventories at LIFO	21.6%	10.0%	25.9%	12.3%	31.8%	10.2%	11.8%	4.9%
With Inventories at Standard Cost	19.9%	9.0%	23.4%	11.1%	28.3%	9.1%	11.3%	4.5%
SVA Cost of Assets**	$(1,062)	$(872)	$(425)	$(425)	$(237)	$(251)	$(400)	$(196)
SVA**	2,462	441	1,226	361	880	130	356	(50)

	Financial
For the Six Months Ended	Services
	May 2	May 3
Dollars in millions	2021	2020
Net Income Attributable to Deere & Company	$427	$197
Average Equity	5,376	5,071
Return on Equity	7.9%	3.9%
Operating Profit	$553	$254
Cost of Equity	(349)	(330)
SVA	204	(76)

 * At the beginning of fiscal year 2021, the company reclassified goodwill from the Equipment Operations segments’ identifiable assets to corporate assets. Operating return on assets (OROA) and SVA exclude the impact of goodwill. Prior period information has been recast for a consistent presentation.

** Beginning in fiscal year 2021, the results and assets related to the Wirtgen Group (Wirtgen) are included in the calculation of OROA and SVA. Due to integration efforts, the 2020 information did not include Wirtgen’s results and assets. Prior period information was not recast for this change, which is consistent with the company’s internal presentation.

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